                                                              Exhibit (h)(2)(c)

                                   AGREEMENT
                                   --------

   AlG Life Insurance Company (the "Company"), and Alliance Capital Management, L.P. ("ACM") mutually agree to the arrangements set forth in this Agreement (the "Agreement") dated as of

   WHEREAS, ACM is the investment adviser to the Alliance Variable Products Series Funds, Inc. (the "Fund"); and

   WHEREAS, the Company issues variable annuities and variable life insurance (the "Policies"); and

   WHEREAS, amounts invested in the Policies by policy holders are deposited in separate accounts of the Company which in turn purchases shares of certain portfolios of the Fund, each of which is an investment option offered by the Policies; and

   WHEREAS. the Fund expects to derive substantial savings in administrative expenses by virtue of having separate accounts of the Company as shareholders of record of Fund shares, rather than numerous public shareholders, and having the Company perform certain administrative services for the Fund (which are identified on Schedule A hereto); and

   WHEREAS, neither ACM nor the Company has any contractual or other legal obligation to perform such administrative services for the Fund; and

   WHEREAS, the Company desires to be compensated for providing such administrative services to the Fund; and

   WHEREAS, ACM desires that the Fund benefit from the lower administrative expenses expected to result from the administrative services performed by the Companies; and

   WHEREAS, ACM accordingly would prefer to compensate the Company for providing administrative services to the Fund from its own funds, derived from its bona fide profits, rather than request that the Fund bear the costs of such compensation:

   NOW, THEREFORE, the parties agree as follows:

    1. Administration Expense Payments.

       (a)ACM agrees to pay the Company an amount equal to the percent identified on Schedule B hereto of the net assets of the Fund attributable to investments in portfolios of the Fund by separate accounts of the Company.

       (b)ACM shall calculate the payment contemplated by this Section 1 at the end of each fiscal quarter and will make such payment to the Company, without demand or notice by the Company, reasonably promptly thereafter.

2. Nature of Payments.
   ------------------

   The parties to this Agreement recognize and agree that ACM's payments to the Company are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Policies or of Fund shares and are not otherwise related to investment advisory or distribution services or expenses. The amount of administration expense payments made by ACM to the Company pursuant to Section 1(a) of this Agreement are not intended to be, and shall not be deemed to be, indicative of ACM's bona fide profits from serving as investment adviser to the Fund.

3. Term.
   ----

   This Agreement shall remain in full force and effect for a period of one year from the date hereof and shall be automatically renewed thereafter for successive one-year periods. unless otherwise terminated in accordance with
Section 4 hereof.

4. Termination.
   -----------

    (a)This Agreement will be terminated upon mutual agreement of the parties hereto in writing.

    (b)Either party to this Agreement may, by notice to the other party delivered more than thirty (30) days prior to the expiration of any one-year term of this Agreement elect to terminate this Agreement as of the end of such term.

    (c)This Agreement shall automatically terminate upon (i) the termination of the Participation Agreements between the Company and the Fund, or
       (ii) the dissolution or bankruptcy of any party hereto, or in the event that any party hereto is placed in receivership or rehabilitation. or in the event that the management of its affairs is assumed by any governmental, regulatory or judicial authority.

5. Amendment
   ---------

   This Agreement may be amended only upon mutual agreement of the parties hereto in writing.

6. Notices.
   --------

   All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered

       (a)to ACM at 1345 Avenue of the Americas, New York. NY 10105, attention:
          Edmund Bergen.

       (b)to the Company, at One Alico Plaza, Wilmington, DE 1980I, attention:
          Kenneth D. Walma, Associate General Counsel.

7. Miscellaneous.
   --------------

       (a)Successors and Assigns. This Agreement shall be binding upon the
          ----------------------
          parties hereto and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the parties and their transferees, successors and assigns.

      (b).Assignment. Neither this Agreement nor any of the rights obligations
          ----------
          or liabilities of either party hereto shall be assigned without the written consent of the other party.

       (c)Intended Beneficiaries. Nothing in this Agreement shall be construed
          ----------------------
          to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto.

       (d)Counterparts. This Agreement may be executed in counterparts, each of
          ------------
          which shall be deemed an original but all of which shall together constitute one and the same instrument.

       (e)Applicable Law. This Agreement shall be interpreted. construed, and
          --------------
          enforced in accordance with the laws of the State of New York, without reference to the conflict of law thereof.

       (f)Severability. If any portion of this Agreement shall be found to be
          ------------
          invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as of the invalid or unenforceable portion had not been inserted.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AlG LIFE INSURANCE COMPANY
By:
   ------------------------------
Kenneth F. Judkowitz
Vice President

ALLIANCE CAPITAL MANAGEMENT, L.P.
By:
   ------------------------------

                                  Schedule A
                     ADMINISTRATIVE SERVICES FOR THE FUND

MAINTENANCE OF BOOKS AND RECORDS

       . Maintaining an inventory of share purchases to assist transfer agent in recording issuance of shares.

       . Performing miscellaneous accounting services to assist transfer agent in recording transfers of shares (via net purchase orders).

       . Reconciliation and balancing of the separate account at the Fund level in the general ledger and reconciliation of cash accounts at general account.

PURCHASE ORDERS

       .  Determination of net amount of cash flow into Fund.

       . Reconciliation and deposit of receipts at Fund and confirmation thereof.

REDEMPTION ORDERS

       .  Determination of net amount required for redemptions by Fund.

       .  Notification to Fund of cash required to meet payments.

       .  Cost of share redemptions.

REPORTS

       .  Periodic information reporting to the Fund.

FUND-RELATED CONTRACT OWNER SERVICES

       . Telephonic support for contract owners with respect to inquiries about the Fund (not including information about performance or related to sales.)

OTHER ADMINISTRATIVE SUPPORT

       .  Sub-Accounting services.

       . Providing other administrative support to the Fund as mutually agreed between the Company and the Fund.

       . Relieving the Fund of other usual or incidental administrative services provided to individual shareholders.

       .  Preparation of reports to certain third-party reporting service.

                                  Schedule B

                                                             APPLICABLE % OF FEE
                                                             -------------------
Net Assets of the Fund invested by the separate accounts of
the Company and attributable to contracts issued since
August 1, 1998 under the following product names:

Ovation Variable Annuity                                            _.__%
Gallery Variable Annuity                                            _.__%
Paradigm Variable Annuity                                           _.__%
Trilogy Variable Annuity                                            _.__%
Profile Variable Annuity                                            _.__%
Vision VUL                                                          _.__%
Gallery Life VUL                                                    _.__%
Corporate Life PVUL                                                 _.__%
Corporate Life GVUL                                                 _.__%